Busey®

100 W. UNIVERSITY AVE.
CHAMPAIGN, IL 61820

WWW.BUSEY.COM

January 28, 2020
First Busey Announces 2019 Fourth Quarter Earnings

Champaign, IL – (Nasdaq: BUSE)

Message from our President & CEO

Positive advances in the fourth quarter of 2019 compared to the third quarter of 2019 and for the full year 2019 compared to the full year 2018

•	Fourth quarter net income and adjusted net income[1] increased to $28.6 million and $31.8 million, respectively
•	Fourth quarter diluted earnings per share of $0.52 and adjusted earnings per share[1] of $0.57 compared to $0.45 and $0.55, respectively
•	Fourth quarter wealth management segment revenue increased 26.2% to $11.4 million compared to $9.0 million
•	Full year net income and adjusted net income[1] increased to $103.0 million and $118.4 million, respectively
•	Full year diluted earnings per share of $1.87 and adjusted earnings per share[1] of $2.15 compared to $2.01 and $2.10, respectively
•	Portfolio loans of $6.69 billion at December 31, 2019 as compared to $6.67 billion at September 30, 2019 and $5.57 billion at December 31, 2018
•	Tangible book value per common share of $15.46 at December 31, 2019 as compared to $15.12 at September 30, 2019 and $14.21 at December 31, 2018

First Busey Corporation’s (“First Busey” or the “Company”) net income for the fourth quarter of 2019 was $28.6 million, or $0.52 per diluted common share, as compared to $24.8 million, or $0.45 per diluted common share, for the third quarter of 2019 and $25.3 million, or $0.51 per diluted common share, for the fourth quarter of 2018.  Adjusted net income1 for the fourth quarter of 2019 was $31.8 million, or $0.57 per diluted common share, as compared to $30.5 million, or $0.55 per diluted common share, for the third quarter of 2019 and $26.0 million, or $0.53 per diluted common share, for the fourth quarter of 2018.

The Company views certain non-operating items, including acquisition-related and restructuring charges, as adjustments to net income reported under generally accepted accounting principles (“GAAP”).  Non-operating pretax adjustments for the fourth quarter of 2019 were $2.4 million of expenses related to acquisitions and $3.1 million of expenses related to other restructuring costs, offset by a $1.8 million reversal of mortgage servicing rights impairment from TheBANK of Edwardsville (“TheBANK”).  The reconciliation of non-GAAP measures (including adjusted net income, adjusted earnings per share, adjusted return on average assets, adjusted net interest margin, adjusted efficiency ratio, tangible book value, tangible book value per share and return on average tangible common equity), which the Company believes facilitates the assessment of its financial results and peer comparability, is included in tabular form at the end of this release.

Net income for the full year 2019 was $103.0 million, or $1.87 per diluted common share, compared to net income of $98.9 million, or $2.01 per diluted common share, for the full year 2018. Adjusted net income1 for the full year 2019 was $118.4 million, or $2.15 per diluted common share, compared to $103.5 million or $2.10 per diluted common share for the full year 2018.  The effective tax rate for the year end December 31, 2019 was 23.43%, a decrease from 26.13% for the year ended December 31, 2018. The decrease in the effective tax rate was primarily driven by an increase in tax exempt income combined with the benefits received from tax credit investments.

For the fourth quarter of 2019, annualized return on average assets and annualized return on average tangible common equity were 1.17% and 13.41%, respectively.  Based on adjusted net income1, annualized return on average assets was 1.30% and annualized return on average tangible common equity was 14.92% for the fourth quarter of 2019.  For the year ended December 31, 2019, return on average assets and return on average tangible common equity were 1.09% and 12.64%, respectively.  Based on adjusted net income1, return on average assets was 1.25% and return on average tangible common equity was 14.54% for the year ended December 31, 2019.

1 A Non-GAAP financial measure. See “Non-GAAP Financial Information” below for reconciliation.

On January 31, 2019, the Company completed its acquisition of The Banc Ed Corp. (“Banc Ed”), the holding company for TheBANK.  First Busey operated TheBANK as a separate subsidiary from the completion of the acquisition until October 4, 2019, when it was merged with and into Busey Bank.  At that time, TheBANK’s banking centers became banking centers of Busey Bank.   When we completed the Banc Ed acquisition, we reset the baseline for the future financial performance of First Busey.  With TheBANK now merged and integrated, we expect to see the full contribution and synergies of TheBANK reflected in the Company’s financial performance in the years ahead.

On August 31, 2019, the Company completed the previously announced merger of Busey Bank with Investors’ Security Trust Company (“IST”), a Fort Myers, Florida wealth management firm, with $471.1 million assets under care.  Through this transaction, Busey Bank and IST broaden the expertise and raise the level of service available to clients—from individuals and families to institutions and foundations—and remain committed to their founding principles of being active community stewards and providing the highest level of personal service to clients delivered by experienced, local professionals.

On October 4, 2019, in addition to the merger of TheBANK into Busey Bank, the Company partnered with a new core operating system provider.  The core conversion positioned the combined organization for future growth, and will allow the Company to serve customers more efficiently and effectively for years to come.

Our goal of being a strong community bank for the communities we serve begins with outstanding associates. The Company is honored to be named among the 2019 Best Banks to Work For by American Banker, the 2019 Best-In-State Banks for Illinois by Forbes and Statista, the 2019 Best Places to Work in Illinois by Daily Herald Business Ledger, the 2019 Best Companies to Work For in Florida by Florida Trend magazine, the 2019 Best Place to Work in Indiana by the Indiana Chamber of Commerce, the 2019 Best Places to Work in St. Louis by the St. Louis Business Journal and the 2019 Best Places to Work in Money Management by Pensions and Investments.

As we reflect back on 2019, we are pleased with our accomplishments and feel confident that we are well positioned moving into the new year.  We are grateful for the opportunity to continually earn the business of our customers, based on the contributions of our talented associates and the loyal support of our stockholders.

/s/ Van A. Dukeman
President & Chief Executive Officer
First Busey Corporation

SELECTED FINANCIAL HIGHLIGHTS[1]
(dollars in thousands, except per share data)	As of and for the				As of and for the
	Three Months Ended				Year Ended
	December 31,	September 30,	June 30,	December 31,	December 31,	December 31,
	2019	2019	2019	2018	2019	2018
EARNINGS & PER SHARE DATA
Revenue[2]	$102,969	$104,051	$102,350	$83,184	$403,656	$331,068
Net income	28,571	24,828	24,085	25,290	102,953	98,928
Diluted earnings per share	0.52	0.45	0.43	0.51	1.87	2.01
Cash dividends paid per share	0.21	0.21	0.21	0.20	0.84	0.80
Net income by operating segment
Banking	$29,573	$25,731	$24,441	$24,134	$106,409	97,369
Remittance Processing	958	972	1,105	814	4,060	3,710
Wealth Management	3,465	2,184	2,845	2,040	11,135	9,372

AVERAGE BALANCES
Cash and cash equivalents	$533,519	$515,965	$328,414	$272,811	$427,223	$239,149
Investment securities	1,677,962	1,780,066	1,897,486	1,443,054	1,769,291	1,370,460
Loans held for sale	68,480	42,418	25,143	23,380	37,447	29,666
Portfolio loans	6,657,283	6,558,519	6,528,326	5,540,852	6,469,920	5,533,549
Interest-earning assets	8,810,505	8,781,590	8,666,136	7,174,755	8,590,262	7,067,710
Total assets	9,713,858	9,659,769	9,522,678	7,846,154	9,443,690	7,742,142

Non-interest bearing deposits	1,838,523	1,780,645	1,747,746	1,486,977	1,746,938	1,492,242
Interest-bearing deposits	6,052,529	6,086,378	5,970,408	4,852,649	5,927,154	4,707,289
Total deposits	7,891,052	7,867,023	7,718,154	6,339,626	7,674,092	6,199,531
Securities sold under agreements to repurchase	204,076	184,637	193,621	210,416	196,681	234,239
Interest-bearing liabilities	6,537,611	6,557,518	6,493,885	5,329,898	6,414,969	5,247,017
Total liabilities	8,489,411	8,446,936	8,326,876	6,866,652	8,257,563	6,787,193
Stockholders' common equity	1,224,447	1,212,833	1,195,802	979,502	1,186,127	954,949
Tangible stockholders' common equity[3]	845,179	835,232	818,951	678,023	814,461	651,032

PERFORMANCE RATIOS
Return on average assets[3]	1.17%	1.02%	1.01%	1.28%	1.09%	1.28%
Return on average common equity[3]	9.26%	8.12%	8.08%	10.24%	8.68%	10.36%
Return on average tangible common equity[3]	13.41%	11.79%	11.80%	14.80%	12.64%	15.20%
Net interest margin[3,4]	3.27%	3.35%	3.43%	3.38%	3.38%	3.45%
Efficiency ratio[3]	60.54%	62.73%	63.62%	56.57%	61.29%	56.16%
Non-interest revenue as a % of total revenues[2]	30.14%	29.38%	28.26%	27.27%	28.84%	27.08%

NON-GAAP INFORMATION
Adjusted net income[3]	$31,782	$30,535	$29,498	$25,958	$118,429	$103,477
Adjusted diluted earnings per share[3]	0.57	0.55	0.53	0.53	2.15	2.10
Adjusted return on average assets[3]	1.30%	1.25%	1.24%	1.31%	1.25%	1.34%
Adjusted return on average tangible common equity[3]	14.92%	14.50%	14.45%	15.19%	14.54%	15.89%
Adjusted net interest margin[3,4]	3.14%	3.22%	3.27%	3.27%	3.23%	3.30%
Adjusted efficiency ratio[3]	57.02%	55.42%	56.55%	55.49%	56.35%	54.49%

[1] Results are unaudited.
[2] Revenues consist of net interest income plus non-interest income, excluding security gains and losses.
[3] See “Non-GAAP Financial Information” below for reconciliation.
4 On a tax-equivalent basis, assuming a federal income tax rate of 21%.

Condensed Consolidated Balance Sheets[1]	As of
(dollars in thousands, except per share data)	December 31,	September 30,	June 30,	March 31,	December 31,
	2019	2019	2019	2019	2018
Assets
Cash and cash equivalents	$529,288	$525,457	$420,207	$330,407	$239,973
Investment securities	1,654,209	1,721,865	1,869,143	1,940,519	1,312,514

Loans held for sale	68,699	70,345	39,607	20,291	25,895

Commercial loans	4,943,646	4,900,430	4,759,329	4,744,136	4,060,126
Retail real estate and retail other loans	1,743,603	1,768,985	1,772,797	1,770,945	1,508,302
Portfolio loans	$6,687,249	$6,669,415	$6,532,126	$6,515,081	$5,568,428

Allowance for loan losses	(53,748)	(52,965)	(51,375)	(50,915)	(50,648)
Premises and equipment	151,267	153,641	149,726	147,958	117,672
Goodwill and other intangibles	373,129	381,323	375,327	377,739	300,558
Right of use asset	9,490	9,979	10,426	10,898	-
Other assets	276,146	274,700	267,480	245,356	187,965
Total assets	$9,695,729	$9,753,760	$9,612,667	$9,537,334	$7,702,357

Liabilities & Stockholders' Equity
Non-interest bearing deposits	$1,832,619	$1,779,490	$1,766,681	$1,791,339	$1,464,700
Interest-bearing checking, savings, and money market deposits	4,534,927	4,498,005	4,316,730	4,214,809	3,287,618
Time deposits	1,534,850	1,652,971	1,749,811	1,757,078	1,497,003
Total deposits	$7,902,396	$7,930,466	$7,833,222	$7,763,226	$6,249,321

Securities sold under agreements to repurchase	205,491	202,500	190,846	217,077	185,796
Short-term borrowings	8,551	29,739	30,761	30,739	-
Long-term debt	182,522	183,968	185,576	188,221	148,686
Junior subordinated debt owed to unconsolidated trusts	71,308	71,269	71,230	71,192	71,155
Lease liability	9,552	10,101	10,531	10,982	-
Other liabilities	95,475	109,736	86,893	69,756	52,435
Total liabilities	$8,475,295	$8,537,779	$8,409,059	$8,351,193	$6,707,393
Total stockholders' equity	$1,220,434	$1,215,981	$1,203,608	$1,186,141	$994,964
Total liabilities & stockholders' equity	$9,695,729	$9,753,760	$9,612,667	$9,537,334	$7,702,357

Share Data
Book value per common share	$22.28	$22.03	$21.73	$21.32	$20.36
Tangible book value per common share[2]	$15.46	$15.12	$14.95	$14.53	$14.21
Ending number of common shares outstanding	54,788,772	55,197,277	55,386,636	55,624,627	48,874,836

[1] Results are unaudited except for amounts reported as of December 31, 2018.
[2] See “Non-GAAP Financial Information” below for reconciliation, excludes tax effect of other intangible assets.

Condensed Consolidated Statements of Income[1]
(dollars in thousands, except per share data)
	For the		For the
	Three Months Ended December 31,		Year Ended December 31,
	2019	2018	2019	2018

Interest and fees on loans	$76,290	$64,410	$304,193	$251,249
Interest on investment securities	10,682	8,993	45,721	32,293
Other interest income	1,824	911	6,320	2,491
Total interest income	$88,796	$74,314	$356,234	$286,033

Interest on deposits	13,670	10,764	55,077	32,601
Interest on securities sold under agreements to repurchase	559	487	2,348	1,618
Interest on short-term borrowings	156	279	1,041	1,544
Interest on long-term debt	1,719	1,414	7,131	5,614
Interest on junior subordinated debt owed to unconsolidated trusts	756	867	3,414	3,250
Total interest expense	$16,860	$13,811	$69,011	$44,627

Net interest income	$71,936	$60,503	$287,223	$241,406
Provision for loan losses	2,367	405	10,406	4,429
Net interest income after provision for loan losses	$69,569	$60,098	$276,817	$236,977

Trust fees	10,141	6,611	34,263	27,184
Commissions and brokers' fees, net	1,082	930	4,298	3,790
Fees for customer services	9,048	7,303	36,683	28,879
Remittance processing	3,765	3,757	15,042	14,345
Mortgage revenue	3,576	1,057	11,703	5,545
Security gains (losses), net	605	171	(18)	331
Other	3,421	3,023	14,444	9,919
Total non-interest income	$31,638	$22,852	$116,415	$89,993

Salaries, wages and employee benefits	35,117	27,529	140,473	107,844
Net occupancy expense of premises	4,811	3,532	18,176	14,803
Furniture and equipment expense	2,570	1,815	9,506	7,233
Data processing	6,462	3,992	21,511	16,383
Amortization of intangible assets	2,681	1,404	9,547	5,854
Other	13,849	10,497	59,581	40,926
Total non-interest expense	$65,490	$48,769	$258,794	$193,043

Income before income taxes	$35,717	$34,181	$134,438	$133,927
Income taxes	7,146	8,891	31,485	34,999
Net income	$28,571	$25,290	$102,953	$98,928

Per Share Data
Basic earnings per common share	$0.52	$0.52	$1.88	$2.02
Diluted earnings per common share	$0.52	$0.51	$1.87	$2.01
Average common shares outstanding	55,055,530	48,932,874	54,851,652	48,854,330
Diluted average common shares outstanding	55,363,258	49,225,480	55,132,494	49,215,455

[1] Results are unaudited except for amounts reported for the year ended December 31, 2018.

Balance Sheet Growth

At December 31, 2019, portfolio loans were $6.69 billion, as compared to $6.67 billion as of September 30, 2019 and $5.57 billion as of December 31, 2018.  The increase as of December 31, 2019 from September 30, 2019 related to organic commercial loan growth of $43.2 million partially offset by a decline in retail real estate and retail other loans of $25.4 million.  Average portfolio loans increased to $6.66 billion for the fourth quarter of 2019 compared to $6.56 billion in the third quarter of 2019 and increased 20.1% compared to $5.54 billion for the fourth quarter of 2018.

Average interest-earning assets for the fourth quarter of 2019 increased to $8.81 billion compared to $8.78 billion for the third quarter of 2019 and $7.17 billion for the fourth quarter of 2018.  Average interest-earning assets for the year ended December 31, 2019 increased 21.5% to $8.59 billion from $7.07 billion in the same period of 2018.

Total deposits were $7.90 billion at December 31, 2019, compared to $7.93 billion at September 30, 2019 and $6.25 billion at December 31, 2018.  During the quarter we deliberately decreased our higher-cost brokered, wholesale and non-relationship deposits by $65.0 million while growing our core deposits by $35.0 million.  Non-core deposits over total deposits decreased to 3.9% at December 31, 2019 as compared to 4.7% at September 30, 2019 and 8.4% at December 31, 2018.  The Company remains funded primarily through core deposits with significant market share in its primary markets.

Net Interest Margin and Net Interest Income

Net interest margin for the fourth quarter of 2019 was 3.27%, compared to 3.35% for the third quarter of 2019 and 3.38% for the fourth quarter of 2018.  Net interest margin for the year ended December 31, 2019 was 3.38% compared to 3.45% for the comparable period of 2018.

Higher aggregate yields from loan production partially offset increases in funding costs in 2019 as compared to 2018. Funding costs in 2019 increased from 2018, primarily due to resetting of time deposit rates to reflect market rates and additional borrowings in conjunction with the Banc Ed acquisition.  The Federal Open Market Committee lowered Federal Funds Target Rates for the first time in 11 years on July 31, 2019 and then again on September 18, 2019 and October 30, 2019, for a combined decrease of 75 basis points during 2019.  This contributed to the decline in net interest margin for the fourth quarter as compared to the third quarter of 2019, as assets, in particular commercial loans, repriced more quickly and to a greater extent than liabilities.

Net interest income was $71.9 million in the fourth quarter of 2019 compared to $73.5 million in the third quarter of 2019 and $60.5 million in the fourth quarter of 2018.  Net interest income was $287.2 million for the year ended December 31, 2019 compared to $241.4 million for the same period of 2018.

Asset Quality

Non-performing loans totaled $29.5 million as of December 31, 2019, a decrease compared to $33.1 million as of September 30, 2019 and $36.6 million as of December 31, 2018. Continued disciplined credit management resulted in non-performing loans as a percentage of total loans of 0.44% at December 31, 2019 as compared to 0.50% at September 30, 2019 and 0.66% at December 31, 2018.

The allowance for loan loss as a percentage of portfolio loans was 0.80% at December 31, 2019 as compared to 0.79% at September 30, 2019 and 0.91% at December 31, 2018. The decline in the allowance coverage ratio in 2019 is primarily attributed to the Banc Ed acquisition.  Acquired loans are initially recorded at their acquisition date fair value so a separate allowance is not initially recognized.  An allowance is recorded subsequent to acquisition to the extent the reserve requirement exceeds the recorded fair value adjustment.  The allowance as a percentage of non-performing loans increased to 182.2% at December 31, 2019 compared to 160.0% at September 30, 2019 and 138.4% at December 31, 2018.

On January 1, 2020, the Company adopted ASU 2016-13 (Topic 326), “Measurement of Credit Losses on Financial Instruments,” commonly referenced as the Current Expected Credit Loss (“CECL”) model.  Management is finalizing macroeconomic conditions and forecast assumptions to be used in our CECL model; however, we expect an initial increase to the allowance for credit losses, including the increase in reserve for unfunded commitments, of approximately 25% to 45% above the existing allowance for loan loss levels. When finalized, this one-time increase will be recorded, net of tax, as an adjustment to beginning retained earnings. Ongoing impacts of the CECL methodology will be dependent upon changes in economic conditions and forecasts, originated and acquired loan portfolio composition, portfolio duration, and other factors.

Asset Quality[1]
(dollars in thousands)	As of and for the Three Months Ended
	December 31,	September 30,	June 30,	March 31,	December 31,
	2019	2019	2019	2019	2018

Portfolio loans	$6,687,249	$6,669,415	$6,532,126	$6,515,081	$5,568,428
Loans 30-89 days past due	14,271	12,434	18,040	10,780	7,121
Non-performing loans:
Non-accrual loans	27,896	31,827	32,816	36,230	34,997
Loans 90+ days past due	1,611	1,276	258	356	1,601
Total non-performing loans	29,507	33,103	33,074	36,586	36,598
Total non-performing loans,segregated by geography
Illinois/ Indiana	20,428	24,296	24,509	28,847	28,319
Missouri	5,227	8,202	7,778	6,593	7,242
Florida	3,852	605	787	1,146	1,037
Other non-performing assets	3,057	926	936	921	376
Total non-performing assets	32,564	34,029	34,010	37,507	36,974
Total non-performing assets to portfolio loans and non-performing assets	0.49%	0.51%	0.52%	0.58%	0.66%
Allowance for loan losses to portfolio loans	0.80%	0.79%	0.79%	0.78%	0.91%
Allowance as a percentage of non-performing loans	182.15%	160.00%	155.33%	139.17%	138.39%
Net charge-offs	1,584	1,821	2,057	1,844	2,500
Provision for loan losses	2,367	3,411	2,517	2,111	405

[1] Results are unaudited.

Non-Interest Income

Total non-interest income of $31.6 million for the fourth quarter of 2019 increased as compared to $30.9 million in the third quarter of 2019 and $22.9 million in the fourth quarter of 2018.  Revenues from trust fees, commissions and brokers’ fees, and remittance processing activities represented 47.4% of the Company’s non-interest income for the quarter ended December 31, 2019, providing a balance to spread-based revenue from traditional banking activities.

Trust fees and commissions and brokers’ fees were $11.2 million for the fourth quarter of 2019 as a result of seasonal increases and the addition of IST, an increase from $8.8 million for the third quarter of 2019 and $7.5 million for the fourth quarter of 2018. Trust fees and commissions and brokers’ fees increased to $38.6 million for the year ended December 31, 2019 compared to $31.0 million for the comparable period of 2018.  Wealth management segment revenue, inclusive of the trust fees and commissions and brokers’ fees, was $11.4 million for the fourth quarter of 2019, an increase from $9.0 million for the third quarter of 2019 and $7.6 million for the fourth quarter of 2018.  Wealth management segment revenue was $39.1 million for the year ended December 31, 2019 compared to $31.6 million for the comparable period of 2018.

Net income from the wealth management segment was $3.5 million for the fourth quarter of 2019 compared to $2.2 million in the third quarter of 2019 and $2.0 million in the fourth quarter of 2018.  Net income from the wealth management segment for the year ended December 31, 2019 was $11.1 million compared to $9.4 million for the same period of 2018, an 18.8% increase. First Busey’s wealth management division ended the fourth quarter of 2019 with $9.70 billion in assets under care, an increase from $9.41 billion at September 30, 2019 and $7.12 billion at December 31, 2018.

Remittance processing revenue from the Company’s subsidiary, FirsTech, of $3.8 million for the fourth quarter of 2019 was steady with the third quarter of 2019 and fourth quarter of 2018.  Remittance processing revenue for the year ended December 31, 2019 was $15.0 million, an increase of 4.9%, compared to $14.3 million during the same period of 2018. The FirsTech operating segment generated net income of $1.0 million for the fourth and third quarters of 2019 compared to $0.8 million for the fourth quarter of 2018.

Mortgage revenue was $3.6 million in the fourth quarter of 2019, an increase compared to $3.3 million in the third quarter of 2019 and $1.1 million in the fourth quarter of 2018.  Mortgage revenue for the year ended December 31, 2019 was $11.7 million, an increase over the comparable period of 2018 of $5.5 million, following a long period of restructuring and additional revenue from TheBANK. A decline in prevailing market rates for mortgages also contributed to increased production in recent periods.

Operating Efficiency

The efficiency ratio was 60.54% for the quarter ended December 31, 2019 compared to 62.73% for the quarter ended September 30, 2019 and 56.57% for the quarter ended December 31, 2018. The adjusted efficiency ratio1 was 57.02% for the quarter ended December 31, 2019, 55.42% for the quarter ended September 30, 2019, and 55.49% for the quarter ended December 31, 2018.  The efficiency ratio for the full year 2019 was 61.29% compared to 56.16% for the full year 2018. The adjusted efficiency ratio1 was 56.35% for the full year 2019 compared to 54.49% for the full year 2018.  Total non-interest expenses have been influenced by acquisition expenses and other restructuring costs.  The Company remains focused on expense discipline and expects additional expense savings from the integration of prior acquisitions and recent core operating system conversion efforts to be realized over the next several quarters.

Specific areas of non-interest expense are as follows:

• Salaries, wages and employee benefits were $35.1 million in the fourth quarter of 2019, a decrease from $38.7 million in the third quarter of 2019 but an increase from $27.5 million from the fourth quarter of 2018.  For the full year 2019, salaries, wages and employee benefits increased to $140.5 million compared to $107.8 million for the same period of 2018.  For the three and twelve months ended December 31, 2019, salaries, wages and employee benefits included $0.4 million and $4.6 million, respectively, of non-operating expenses. Total full time equivalents at December 31, 2019 was 1,531 compared to 1,595 at September 30, 2019 and 1,270 at December 31, 2018.

• Data processing expense in the fourth quarter of 2019 of $6.5 million increased compared to $5.0 million in the third quarter of 2019 and $4.0 million in the fourth quarter of 2018.  For the year ended December 31, 2019, data processing expense increased to $21.5 million compared to $16.4 million for the same period of 2018.  For the three and twelve months ended December 31, 2019, data processing included $1.4 million and $2.4 million, respectively, of non-operating expenses, related to payment of merger and conversion expenses.  Data processing for 2019 also includes data processing related to TheBANK from January 31, 2019 until merged with Busey Bank on October 4, 2019.

• Other expense in the fourth quarter of 2019 of $13.8 million decreased compared to $14.8 million in the third quarter of 2019 and increased compared to $10.5 million in the fourth quarter of 2018. For the full year 2019, other expense increased to $59.6 million compared to $40.9 million for the same period of 2018. For the three and twelve months ended December 31, 2019, other expenses included $3.7 million and $13.2 million, respectively, of non-operating expenses which primarily includes professional and legal expenses, lease and fixed asset impairments and check card conversion expenses.

1 A Non-GAAP financial measure. See “Non-GAAP Financial Information” below for reconciliation.

Capital Strength

The Company's strong capital levels, coupled with its earnings, has allowed First Busey to provide a steady return to its stockholders through dividends.  The Company will pay a cash dividend on January 31, 2020 of $0.22 per common share, which represents an increase of 4.8% from the previous quarterly dividend of $0.21 per share, to stockholders of record as of January 24, 2020.  The Company has consistently paid dividends to its common stockholders since the bank holding company was organized in 1980.

As of December 31, 2019, the Company continued to exceed the capital adequacy requirements necessary to be considered “well-capitalized” under applicable regulatory guidelines. The Company’s tangible common equity1 (“TCE”) increased to $864.6 million at December 31, 2019, compared to $851.1 million at September 30, 2019 and $703.0 million at December 31, 2018. TCE represented 9.26% of tangible assets at December 31, 2019, compared to 9.06% at September 30, 2019 and 9.49% at December 31, 2018.1

During the fourth quarter of 2019, the Company purchased 416,000 shares of its common stock at an average price of $26.37 per share for a total of $11.0 million under the Company’s stock repurchase plan.  At December 31, 2019, the Company held 1,121,961 shares in treasury and had 389,938 shares available to be purchased under the plan. The Company grants share-based compensation awards to its employees and members of its board of directors as provided for under the Company’s 2010 Equity Incentive Plan.  The Company may source stock option exercises and grants of restricted stock units and deferred stock units from its inventory of treasury stock as an alternative to using newly issued shares.  Repurchases were executed in contemplation of maintaining levels of treasury stock appropriate to satisfy compensation awards, in addition to favorable pricing of our shares during the fourth quarter of 2019.

1 A Non-GAAP financial measure. See “Non-GAAP Financial Information” below for reconciliation.

Corporate Profile

As of December 31, 2019, First Busey Corporation (Nasdaq: BUSE) was a $9.70 billion financial holding company headquartered in Champaign, Illinois.

Busey Bank, a wholly-owned bank subsidiary of First Busey Corporation, had total assets of $9.68 billion as of December 31, 2019 and is headquartered in Champaign, Illinois, with 61 banking centers serving Illinois, 13 banking centers in the St. Louis, Missouri metropolitan area, five banking centers serving southwest Florida and a banking center in Indianapolis, Indiana.  Through the Busey Wealth Management division, the Company provides asset management, investment and fiduciary services to individuals, businesses and foundations.  As of December 31, 2019, assets under care were approximately $9.70 billion. Busey Bank owns a retail payment processing subsidiary, FirsTech, Inc., which processes approximately 28 million transactions per year using online bill payment, lockbox processing and walk-in payments at its 4,000 agent locations in 43 states.  More information about FirsTech, Inc. can be found at firstechpayments.com.

Busey Bank was named among Forbes’ 2019 Best-In-State Banks—one of five in Illinois and 173 from across the country, equivalent to 2.8% of all banks. Best-In-State Banks are awarded for exceptional customer experiences as determined by a survey sample of 25,000+ banking customers who rated banks on trust, terms and conditions, branch services, digital services and financial advice.

For more information about us, visit busey.com.

Contacts:

Jeffrey D. Jones, Chief Financial Officer
217-365-4130

Non-GAAP Financial Information

This earnings release contains certain financial information determined by methods other than GAAP. These measures include adjusted net income, adjusted earnings per share, adjusted return on average assets, adjusted net interest margin, adjusted efficiency ratio, tangible common equity, tangible common equity to tangible assets and adjusted return on average tangible common equity. Management uses these non-GAAP measures, together with the related GAAP measures, in analysis of the Company’s performance and in making business decisions. Management also uses these measures for peer comparisons.

A reconciliation to what management believes to be the most directly comparable GAAP financial measures, for example, – net income in the case of adjusted net income and adjusted return on average assets, total net interest income, total non-interest income and total non-interest expense in the case of adjusted efficiency ratio, total stockholders’ equity in the case of the tangible book value per share – appears below.  The Company believes the adjusted measures are useful for investors and management to understand the effects of certain non-recurring non-interest items and provide additional perspective on the Company’s performance over time as well as comparison to the Company’s peers.

These non-GAAP disclosures have inherent limitations and are not audited.  They should not be considered in isolation or as a substitute for the results reported in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies. Tax effected numbers included in these non-GAAP disclosures are based on estimated statutory rates and effective rates as appropriate.

Reconciliation of Non-GAAP Financial Measures – Adjusted Net Income, Adjusted Earnings Per Share and Return on Average Assets
(dollars in thousands)

	Three Months Ended			Year Ended
	December 31, 2019	September 30, 2019	December 31, 2018	December 31, 2019	December 31, 2018
Net income	$28,571	$24,828	$25,290	$102,953	$98,928
Acquisition expenses
Salaries, wages and employee benefits	367	3,673	-	4,083	1,233
Data processing	1,017	172	-	1,523	406
Lease or fixed asset impairment	165	-	-	580	-
Other (includes professional and legal)	879	3,100	262	8,477	2,486
Other restructuring costs
Salaries, wages and employee benefits	38	182	640	495	1,058
Fixed asset impairment	1,861	-	-	1,861	817
Data processing	351	84	-	827	-
Other (includes professional and legal)	796	459	-	2,248	-
MSR valuation impairment	(1,822)	-	-	-	-
Related tax benefit	(441)	(1,963)	(234)	(4,618)	(1,451)
Adjusted net income	$31,782	$30,535	$25,958	$118,429	$103,477

Diluted average common shares outstanding	55,363,258	55,646,104	49,225,480	55,132,494	49,215,455
Reported: Earnings per share	$0.52	$0.45	$0.51	$1.87	$2.01
Adjusted: Earnings per share	$0.57	$0.55	$0.53	$2.15	$2.10

Average total assets	$9,713,858	$9,659,769	$7,846,154	$9,443,690	$7,742,142

Reported: Return on average assets[1]	1.17%	1.02%	1.28%	1.09%	1.28%
Adjusted: Return on average assets [1]	1.30%	1.25%	1.31%	1.25%	1.34%
[1] Annualized measure.
Reconciliation of Non-GAAP Financial Measures – Adjusted Net Interest Margin
(dollars in thousands)

	Three Months Ended			Year Ended
	December 31, 2019	September 30, 2019	December 31, 2018	December 31, 2019	December 31, 2018

Reported: Net interest income	$71,936	$73,476	$60,503	$287,223	$241,406
Tax-equivalent adjustment	781	778	545	3,013	2,258
Purchase accounting accretion	(2,983)	(2,974)	(1,852)	(12,422)	(10,550)
Adjusted: Net interest income	$69,734	$71,280	$59,196	$277,814	$233,114

Average interest-earning assets	$8,810,505	$8,781,590	$7,174,755	$8,590,262	$7,067,710

Reported: Net interest margin[1]	3.27%	3.35%	3.38%	3.38%	3.45%
Adjusted: Net Interest margin[1]	3.14%	3.22%	3.27%	3.23%	3.30%

[1] Annualized measure.

Reconciliation of Non-GAAP Financial Measures – Adjusted Efficiency Ratio
(dollars in thousands)

	Three Months Ended			Year Ended
	December 31, 2019	September 30, 2019	December 31, 2018	December 31, 2019	December 31, 2018
Reported: Net Interest income	$71,936	$73,476	$60,503	$287,223	$241,406
Tax- equivalent adjustment	781	778	545	3,013	2,258
Tax-equivalent interest income	$72,717	$74,254	$61,048	$290,236	$243,664

Reported: Non-interest income	$31,638	$30,936	$22,852	$116,415	$89,993
Net (losses) gains on sales of securities and unrealized (losses) gains recognized on equity securities	605	361	171	(18)	331
Adjusted: Non-interest income	$31,033	$30,575	$22,681	$116,433	$89,662

Reported: Non-interest expense	$65,490	$68,121	$48,769	$258,794	$193,043
Amortization of intangible assets	(2,681)	(2,360)	(1,404)	(9,547)	(5,854)
Non-operating adjustments:
Salaries, wages and employee benefits	(405)	(3,855)	(640)	(4,578)	(2,290)
Data processing	(1,368)	(256)	-	(2,350)	(406)
Other	(1,879)	(3,559)	(262)	(13,166)	(2,858)
Adjusted: Non-interest expense	$59,157	$58,091	$46,463	$229,153	$181,635

Reported: Efficiency ratio	60.54%	62.73%	56.57%	61.29%	56.16%
Adjusted: Efficiency ratio	57.02%	55.42%	55.49%	56.35%	54.49%

Reconciliation of Non-GAAP Financial Measures – Tangible common equity to tangible assets, Tangible book value per share, Return on average tangible common equity
(dollars in thousands)

	As of and for the Three Months Ended
	December 31, 2019	September 30, 2019	December 31, 2018

Total assets	$9,695,729	$9,753,760	$7,702,357
Goodwill and other intangible assets, net	(373,129)	(381,323)	(300,558)
Tax effect of other intangible assets, net	17,247	16,415	8,547
Tangible assets	$9,339,847	$9,388,852	$7,410,346

Total stockholders’ equity	1,220,434	1,215,981	994,964
Goodwill and other intangible assets, net	(373,129)	(381,323)	(300,558)
Tax effect of other intangible assets, net	17,247	16,415	8,547
Tangible common equity	$864,552	$851,073	$702,953

Ending number of common shares outstanding	54,788,772	55,197,277	48,874,836

Tangible common equity to tangible assets[1]	9.26%	9.06%	9.49%
Tangible book value per share	$15.46	$15.12	$14.21

Average common equity	$1,224,447	$1,212,833	$979,502
Average goodwill and intangibles, net	(379,268)	(377,601)	(301,479)
Average tangible common equity	$845,179	$835,232	$678,023

Reported: Return on average tangible common equity[2]	13.41%	11.79%	14.80%
Adjusted: Return on average tangible common equity[2,3]	14.92%	14.50%	15.19%

	Year Ended
	December 31, 2019	December 31, 2018
Average stockholders' common equity	$1,186,127	$954,949
Average goodwill and intangibles, net	(371,666)	(303,917)
Average tangible stockholders' common equity	$814,461	$651,032

Reported: Return on average tangible common equity	12.64%	15.20%
Adjusted: Return on average tangible common equity[3]	14.54%	15.89%

[1] Tax-effected measure.
[2] Annualized measure.
[3] Calculated using adjusted net income.

Special Note Concerning Forward-Looking Statements
Statements made in this document, other than those concerning historical financial information, may be considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations, plans, objectives, future performance and business of the Company. Forward-looking statements, which may be based upon beliefs, expectations and assumptions of the Company’s management and on information currently available to management, are generally identifiable by the use of words such as “believe,” “expect,” “anticipate,” “plan,” “intend,” “estimate,” “may,” “will,” “would,” “could,” “should” or other similar expressions. Additionally, all statements in this document, including forward-looking statements, speak only as of the date they are made, and we undertake no obligation to update any statement in light of new information or future events. A number of factors, many of which are beyond our ability to control or predict, could cause actual results to differ materially from those in our forward-looking statements. These factors include, among others, the following: (i) the strength of the local, state, national and international economy (including the impact of tariffs, a U.S. withdrawal from or significant negotiation of trade agreements, trade wars and other changes in trade regulations); (ii) the economic impact of any future terrorist threats or attacks; (iii) changes in state and federal laws, regulations and governmental policies concerning the Company’s general business; (iv) changes in interest rates and prepayment rates of the Company’s assets; (v) increased competition in the financial services sector and the inability to attract new customers; (vi) changes in technology and the ability to develop and maintain secure and reliable electronic systems; (vii) the loss of key executives or employees; (viii) changes in consumer spending; (ix) unexpected results of current and/or future acquisitions, which may include failure to realize the anticipated benefits of the acquisition and the possibility that the transaction costs may be greater than anticipated; (x) unexpected outcomes of existing or new litigation involving the Company; (xi) changes in accounting policies and practices, including CECL, that will change how the Company estimates credit losses; and (xii) the economic impact of exceptional weather occurrences such as tornadoes, hurricanes, floods, and blizzards. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. Additional information concerning the Company and its business, including additional factors that could materially affect its financial results, is included in the Company’s filings with the Securities and Exchange Commission.